UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                               (Amendment No. 1)*

                            Bill Barrett Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    06846N104
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
1.         Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners (BHCA), L.P.
           13-3371826
--------------------------------------------------------------------------------
2.         Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares       5.  Sole Voting Power          1,099,988 shares of
  Beneficially Owned                                    Common Stock
  by Each Reporting      -------------------------------------------------------
  Person With:           6.  Shared Voting Power
                         -------------------------------------------------------
                         7.  Sole Dispositive Power     1,099,988 shares of
                                                        Common Stock
                         -------------------------------------------------------
                         8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person              1,099,988 shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       2.5%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 2 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
           Names of Reporting Persons.
 1.        I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors, L.P.
           13-4197054
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares        5.  Sole Voting Power      183,897 Shares of Common
  Beneficially Owned                                 Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.  Shared Voting Power
                          ------------------------------------------------------
                          7.  Sole Dispositive Power 183,897 Shares of Common
                                                     Stock
                          ------------------------------------------------------
                          8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person                 183,897 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       .4%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 3 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.        Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Cayman), L.P.
           13-4197057
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Cayman Islands
--------------------------------------------------------------------------------
  Number of Shares        5. Sole Voting Power         80,006 Shares of Common
  Beneficially Owned         Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6. Shared Voting Power
                          ------------------------------------------------------
                          7. Sole Dispositive Power    80,006 Shares of Common
                             Stock
                          ------------------------------------------------------
                          8. Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person                 80,006 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       .2%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 4 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.         Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Cayman) II, L.P.
           26-0005546
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Cayman Islands
--------------------------------------------------------------------------------
  Number of Shares        5.  Sole Voting Power        10,384 Shares of Common
  Beneficially Owned                                   Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.  Shared Voting Power
                          ------------------------------------------------------
                          7.  Sole Dispositive Power   10,384 Shares of Common
                                                       Stock
                          ------------------------------------------------------
                          8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person                  10,384 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.        Percent of Class Represented by Amount in Row (9)       .02%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 5 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.         Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

           J.P. Morgan Partners Global Investors (Selldown), L.P.
           56-2489868
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares        5.      Sole Voting Power          32,911 Shares of
  Beneficially Owned                                         Common Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.      Shared Voting Power
                          ------------------------------------------------------
                          7.      Sole Dispositive Power     32,911 Shares of
                                                             Common Stock
                          ------------------------------------------------------
                          8.      Shared Dispositive Power
--------------------------------------------------------------------------------
 9.         Aggregate Amount Beneficially Owned by
           Each Reporting Person                 32,911 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.        Percent of Class Represented by Amount in Row (9)       .1%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 6 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.        Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett, L.P.
           48-1290230
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares        5.  Sole Voting Power          13,066 Shares of Common
  Beneficially Owned                                     Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.  Shared Voting Power
                          ------------------------------------------------------
                          7.  Sole Dispositive Power     13,066 Shares of Common
                                                         Stock
                          ------------------------------------------------------
                          8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person                13,066 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       .03%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 7 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.         Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett A, L.P.
           48-1290235
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares        5.  Sole Voting Power          25,899 Shares of Common
  Beneficially Owned                                     Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.  Shared Voting Power
                          ------------------------------------------------------
                          7.  Sole Dispositive Power     25,899 Shares of Common
                                                         Stock
                          ------------------------------------------------------
                          8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person                25,899 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       .1%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 8 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------
 1.         Names of Reporting Persons.
            I.R.S. Identification Nos. of above persons (entities only).

           JPMP Global Fund/Bill Barrett/Selldown, L.P.
           84-1662526
--------------------------------------------------------------------------------
 2.        Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
 3.        SEC Use Only
--------------------------------------------------------------------------------
 4.        Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
  Number of Shares        5.  Sole Voting Power          36,742 Shares of Common
  Beneficially Owned                                     Stock
  by Each Reporting       ------------------------------------------------------
  Person With:            6.  Shared Voting Power
                          ------------------------------------------------------
                          7.  Sole Dispositive Power     36,742 Shares of Common
                                                         Stock
                          ------------------------------------------------------
                          8.  Shared Dispositive Power
--------------------------------------------------------------------------------
 9.        Aggregate Amount Beneficially Owned by
           Each Reporting Person         36,742 Shares of Common Stock
--------------------------------------------------------------------------------
 10.       Check box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.       Percent of Class Represented by Amount in Row (9)       .1%
--------------------------------------------------------------------------------
 12.       Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
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                                  Page 9 of 20

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

1.

      (a)   Name of Issuer:

            Bill Barrett Corporation

      (b)   Address of Issuer's Principal Executive Offices:

            1099 18th Street
            Suite 2300
            Denver, CO 80202

2.

      (a)   Name of Person Filing:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman") J.P. Morgan Partners Global Investors (Cayman) II, L.P.
                ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Selldown), L.P.
                ("JPMP Selldown")
            JPMP Global Fund/Bill Barrett, L.P.  ("JPMP Barrett")
            JPMP Global Fund/Bill Barrett, L.P. ("JPMP Barrett A")
            JPMP Global Fund/Bill Barrett/Selldown, L.P.
                ("JPMP Barrett Selldown")

      Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      (b)   Address of Principal Business Office or, if none, Residence:

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (c)   Citizenship:

            Delaware

      (d)   Title of Class of Securities (of Issuer):

            Common Stock

      (e)   CUSIP Number:

            06846N104

3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

4.    Ownership

      (a)   Amount Beneficially Owned:

            JPMP (BHCA):                1,099,988
            JPMP Global:                  183,897
            JPMP Cayman:                   80,006
            JPMP Cayman II:                10,384
            JPMP Selldown:                 32,911
            JPMP Barrett:                  13,066
            JPMP Barrett A:                25,899
            JPMP Barrett Selldown:         36,742

      (b)   Percent of Class:

            JPMP (BHCA):               2.5%
            JPMP Global:                .4%
            JPMP Cayman:                .2%
            JPMP Cayman II:             .02%
            JPMP Selldown:              .1%
            JPMP Barrett:               .03%
            JPMP Barrett A:             .1%
            JPMP Barrett Selldown:      .1%

      (c)   Number of shares as to which such person has:

            (i)   JPMP (BHCA):                1,099,988
                  JPMP Global:                  183,897
                  JPMP Cayman:                   80,006
                  JPMP Cayman II:                10,384
                  JPMP Selldown:                 32,911
                  JPMP Barrett:                  13,066
                  JPMP Barrett A:                25,899
                  JPMP Barrett Selldown:         36,742

            (ii)  Not applicable

            (iii) JPMP (BHCA):                1,099,988
                  JPMP Global:                  183,897
                  JPMP Cayman:                   80,006
                  JPMP Cayman II:                10,384
                  JPMP Selldown:                 32,911
                  JPMP Barrett:                  13,066
                  JPMP Barrett A:                25,899
                  JPMP Barrett Selldown:         36,742

            (iv)  Not applicable

5.    Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

6.    Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

            Not applicable.

8.    Identification and Classification of Members of the Group

            Not applicable.

9.    Notice of Dissolution of Group

            Not applicable.

10.   Certification

            Not applicable.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006

                                         J.P. MORGAN PARTNERS (BHCA), L.P.

                                         By:  JPMP Master Fund Manager, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN), L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) II, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (Selldown), L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

                                         JPMP GLOBAL FUND/BILL BARRETT, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                         JPMP GLOBAL FUND/BILL BARRETT A, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                         JPMP GLOBAL FUND/BILL
                                         BARRETT/SELLDOWN, L.P.

                                         By:  JPMP Global Investors, L.P.,
                                             its General Partner

                                         By:  JPMP Capital Corp.,
                                             its General Partner

                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title:    President

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

                                  EXHIBIT 2(a)

Item 2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business.

      t 6 0 This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global
Investors (Selldown) III, L.P., a Delaware limited partnership ("JPMP Selldown"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett, L.P. a Delaware limited partnership ("JPMP Barrett"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett A, L.P. a Delaware limited partnership ("JPMP Barrett A"), whose principal place of business is located at the same address as JPMP (BHCA) and JPMP Global Fund/Bill Barrett/Selldown, L.P. a Delaware limited partnership ("JPMP Barrett Selldown" and collectively with JPMP Global, JPMP Cayman, JPMP Cayman II , JPMP Selldown, JPMP Barrett and JPMP Barrett A, the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp.

      JPMP Capital Corp. is a wholly owned subsidiary of J.P. Morgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

                                   SCHEDULE A
                                   ----------

                               JPMP CAPITAL CORP.
                               ------------------

                             Executive Officers(1)
                             ---------------------

Chief Executive Officer                            William B. Harrison**
President                                          Jeffrey C. Walker*
Chief Investment Officer                           Arnold L. Chavkin*
Managing Director                                  Srinivas Akkaraju*
Managing Director                                  Christopher Albinson*
Managing Director                                  Dr. Dana Beth Ardi*
Managing Director                                  Christopher C. Behrens*
Managing Director                                  John Breckenridge*
Managing Director                                  Julie Casella-Esposito*
Managing Director                                  Rodney A. Ferguson*
Managing Director                                  Michael R. Hannon*
Managing Director                                  Matthew Lori*
Managing Director                                  Jonathan R. Lynch*
Managing Director                                  Sunil Mishra*
Managing Director                                  Stephen P. Murray*
Managing Director                                  John Reardon*
Managing Director                                  Faith Rosenfeld*
Managing Director                                  Shahan D. Soghikian*
Managing Director                                  William Stuek*
Managing Director                                  Timothy J. Walsh*
Managing Director                                  Richard D. Waters, Jr. *
Managing Director                                  Damion E. Wicker, M.D.*

                                  Directors(1)
                                  ------------
                              William B. Harrison**
                               Jeffrey C. Walker*

-----------------------------

(1) Each of whom is a United States citizen except for Messrs. Irigoin and Soghikian.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                   SCHEDULE B
                                   ----------

                             J.P. MORGAN CHASE & CO.
                             -----------------------

                              Executive Officers(1)
                              ---------------------

Chairman of the Board                                William B. Harrison Jr.*
President and Chief Executive Officer                James Dimon*
Chief Information Officer                            Austin A. Adams*
Co-CEO, Investment Bank                              Steven D. Black*
Chief Executive Officer and
  Executive Vice President, Card Services            Richard J. Srednicki*
Chief Financial Officer                              Michael J. Cavanagh*
Chief Administrative Officer                         Frank Bisignano *
Director of Human Resources                          John F. Bradley*
Co-General Counsel                                   Joan Guggenheimer*
Chief Investment Officer                             Ina R. Drew *
Head, Commercial Banking                             Samuel Todd Maclin*
Head, Strategy                                       Jay Mandelbaum*
Co-General Counsel                                   William H. McDavid*
Treasury & Securities Services                       Heidi Miller*
Head, Retail Financial Services                      Charles W. Scharf*
Head, Asset & Wealth Management                      James E. Staley*
Chief Risk Officer                                   Don M. Wilson III*
MD & Co-CEO, Investment Bank                         William T. Winters*

-------------------------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

                                  Directors(1)
                                  ------------

 Name                                    Principal Occupation or Employment;
                                         Business or Residence Address
--------------------------------------------------------------------------------
 Hans W. Becherer                        Retired Chairman of the Board and
                                         Chief Executive Officer
                                         Deere & Company
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs                           Former Chairman and CEO
                                         TIAA - CREF
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy                     Retired Chairman of the Board
                                         Honeywell International Inc.
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke                        President
                                         Comcast Cable Communications, Inc.
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown                           President
                                         Henry Crown and Company
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                              President and Chief Executive Officer
                                         JPMorgan Chase & Co.
                                         270 Park Avenue, 8th Floor
                                         New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter                          President and Trustee
                                         American Museum of Natural History
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------

-----------------------------
(1)   Each of whom is a United States citizen.

                                  SCHEDULE 13G

Issuer:  Bill Barrett Corporation                          CUSIP No.:  06846N104
--------------------------------------------------------------------------------

 Name                                    Principal Occupation or Employment;
                                         Business or Residence Address
--------------------------------------------------------------------------------
 William H. Gray, III                    Retired President and Chief
                                          Executive Officer
                                         The College Fund/UNCF
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 William B. Harrison, Jr.                Chairman of the Board
                                         JPMorgan Chase & Co.
                                         270 Park Avenue, 8th Floor
                                         New York, New York  10017-2070
--------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                   Chairman and Chief Executive Officer
                                         Clear Creek Properties, Inc.
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 Lee R. Raymond                          Chairman of the Board and Chief
                                           Executive Officer
                                         Exxon Mobil Corporation
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 John W. Kessler                         Owner
                                         John W. Kessler Company
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 Robert I. Lipp                          Senior Advisor
                                         JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 Richard A. Monoogian                    Chairman and Chief Executive Officer
                                         Masco Corporation
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 David C. Novak                          Chairman and Chief Executive Officer
                                         Yum! Brands, Inc.
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------
 William C. Weldon                       Chairman and Chief Executive Officer
                                         Johnson & Johnson
                                         c/o JPMorgan Chase & Co.
                                         270 Park Avenue
                                         New York, New York 10017
--------------------------------------------------------------------------------